Exhibit 99.1

Summary Judgment RULING in Patent Infringement Lawsuit

SALT LAKE CITY, UT, May 26, 2021 – Lipocine Inc. (NASDAQ: LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced that the United States District Court for the District of Delaware (“Court”) has granted Clarus Therapeutics, Inc.’s ("Clarus") motion for Summary Judgment, finding the asserted claims of Lipocine's U.S. patents 9,034,858; 9,205,057; 9,480,690; and 9,757,390 invalid for failure to satisfy the written description requirement of 35 U.S.C. § 112. Clarus still has remaining claims before the Court.

“We are extremely disappointed in the court’s decision and believe the ruling is contrary to the established law of Section 112. We continue to believe in the strength and validity of our intellectual property,” said Dr. Mahesh Patel, Chairman, President and CEO of Lipocine. “We are in the process of evaluating the court’s decision and determining next steps.”

About Lipocine

Lipocine Inc. is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine's clinical development pipeline includes: TLANDO, LPCN 1144, TLANDO XR, LPCN 1148 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, has received tentative approval from the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a proof-of-concept clinical study demonstrating the potential utility in the treatment of non-cirrhotic NASH. LPCN 1144 is currently being studied in a Phase 2 clinical study.  TLANDO XR, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a phase 2 clinical evaluation when administered as once daily or twice daily TLANDO XR met the typical primary and secondary end points. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the treatment of cirrhosis. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. For more information, please visit www.lipocine.com.

Forward-Looking Statements
This release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding the timing and results of ongoing litigation and our responses thereto and our ability to maintain and utilize our intellectual property. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, risks related to ongoing litigation relating to our intellectual property and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

Hans Vitzthum

Phone: (617) 535-7743

hans@lifesciadvisors.com